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               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
  EXHIBIT 11 - COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                                                                Year ended December 31,
                                                                            ------------------------------
                                                                              1995       1994       1993
                                                                            --------   --------   --------
NET INCOME:
Income from continuing operations                                           $ 16,521   $ 24,108   $ 23,659
Dividends on preferred stock                                                    --         --          724
                                                                            --------   --------   --------
Income from continuing operations
   applicable to common stock                                                 16,521     24,108     22,935
Loss from discontinued operations                                               --         --       (3,971)
Extraordinary item                                                              --         --       (2,022)
                                                                            --------   --------   --------
Net income applicable to common stock                                       $ 16,521   $ 24,108   $ 16,942
                                                                            ========   ========   ========

Shares:
   Basic shares - weighted average of common
      shares outstanding                                                      88,458     74,377     54,253
   Additional shares assuming conversion
      of stock options and warrants                                            1,726      1,354        427
                                                                            --------   --------   --------

   Primary shares                                                             90,184     75,731     54,680
   Additional shares assuming full dilution of
      stock options and warrants                                                 394        131        524
                                                                            --------   --------   --------
   Fully-diluted shares                                                       90,578     75,862     55,204
                                                                            ========   ========   ========

Basic, primary, and fully-diluted net
   income (loss) per common and common equivalent share:
   Continuing operations                                                    $   0.19   $   0.32   $   0.42
   Discontinued operations                                                      --         --        (0.07)
   Extraordinary item                                                           --         --        (0.04)
                                                                            --------   --------   --------

      Net income per common and common equivalent share                     $   0.19   $   0.32   $   0.31
                                                                            ========   ========   ========
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